Exhibit 99.1

NEW YORK, January 26, 2022 - Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the fourth quarter of 2021 and full year 2021.

•	2021 net revenues[1] were $3,420 million, an increase of 18% over 2020. Solutions segments[2] revenues increased 21% while Market Services increased 13%.

•	Net revenues increased 12% compared to the fourth quarter of 2020. Solutions segments revenues increased 19%, including 12% organic growth and 7% contribution from the acquisition of Verafin.

•	Annualized Recurring Revenue (ARR)[3] increased 19% compared to the fourth quarter of 2020, and excluding Verafin, increased 9%. Annualized SaaS revenues increased 43% and represented 34% of ARR.

•	GAAP diluted earnings per share increased 26% in 2021 and 14% in the fourth quarter 2021.

•	Non-GAAP[4] diluted earnings per share increased 22% in 2021 and 21% in the fourth quarter 2021.

•	The company returned $1,293 million of cash to shareholders in 2021, including $943 million in share repurchases and $350 million in dividends.

Fourth Quarter And Full Year 2021 Highlights

(US$ millions, except per share)	4Q21	% Change (YoY)	2021	% Change (YoY)
Solutions Segments Revenues	$581	19%	$2,152	21%
Market Services Net Revenues	$303	5%	$1,241	13%
Net Revenues	$885	12%	$3,420	18%
ARR	$1,871	19%
GAAP Diluted EPS	$1.53	14%	$7.05	26%
Non-GAAP Diluted EPS	$1.93	21%	$7.56	22%

Adena Friedman, President and CEO said, “Our record performance in 2021 is another important milestone in Nasdaq’s journey as a technology business serving the financial system. We grew across all segments of our business last year with a focus on competitive positioning, innovation in our trading and listing businesses, and the continued expansion of our software, analytics, data and cloud services. We have entered 2022 in a position of strength across all of our businesses, primed to capture secular growth opportunities as we continue to play our part in increasing investor participation, optimizing capital formation, and driving efficiency and resiliency in the global financial system.”

Ann Dennison, Executive Vice President and CFO said, “Nasdaq’s strong quarterly and full year results underscore our focus on executing and competing in vibrant markets and a clear eyed focus on driving a more diversified revenue profile. During the year, we delivered record profitability underpinned by a 19% increase in ARR and 43% increase in annualized SaaS revenues. Combined, this provides us with sustainable runway to continue to deliver attractive returns to shareholders while investing in long-term growth opportunities across our enterprise.”

FINANCIAL REVIEW

•

2021 net revenues were $3,420 million, an increase of $517 million, or 18% over 2020. Net revenues reflected a $395 million, or 14%, positive impact from organic growth, a $93 million increase from the net impact of acquisitions and divestitures, and a $29 million increase from the impact of changes in FX rates.

•

Fourth quarter 2021 net revenues were $885 million, an increase of $97 million, or 12%, from $788 million in the prior year period. Net revenues reflected a $78 million, or 10%, positive impact from organic growth and a $26 million increase from the net impact of acquisitions and divestitures, partially offset by a $7 million decrease from the impact of changes in FX rates.

•

Solutions segments revenues were $581 million in the fourth quarter of 2021, an increase of $91 million, or 19%. The increase reflects a $61 million, or 12%, positive impact from organic growth and a $35 million, or 7%, increase from the inclusion of revenues from the acquisition of Verafin, partially offset by a $5 million decrease from the impact of changes in FX rates.

•

Market Services net revenues were $303 million in the fourth quarter of 2021, an increase of $15 million, or 5%. The increase reflects a $17 million, or 6%, positive impact from organic growth, partially offset by a $2 million decrease from the impact of changes in FX rates.

•

Fourth quarter 2021 GAAP operating expenses increased 15% versus the prior year period. The increase primarily reflects higher compensation and benefits expense, regulatory expense, depreciation and amortization expense, partially offset by lower general, administrative and other expense and restructuring charges.

•

Fourth quarter 2021 non-GAAP operating expenses increased 7% versus the prior year period. The increase reflects a $6 million, or 1%, organic increase over the prior year period, a $24 million, or 6%, increase from the net impact of acquisitions and divestitures, partially offset by a $2 million decrease from changes in FX rates. The organic increase primarily reflects higher compensation and benefit expense, marketing and advertising expense and computer operations and data communication expense, partially offset by lower general, administrative and other expense.

•

The company repurchased $58 million in shares of its common stock fourth quarter of 2021 and repurchased an aggregate of $943 million in 2021, including the impact of the $475 million accelerated share repurchase (ASR) agreement executed in the second half of 2021. The company repurchased $142 million in shares in January 2022, and plans to enter into an ASR agreement to repurchase an additional $325 million of shares, which is expected to be completed in the first quarter of 2022. As of January 25, 2022, there was $784 million remaining under the board authorized share repurchase program.

2022 EXPENSE AND TAX GUIDANCE5

•	The company is initiating its 2022 non-GAAP operating expense guidance to a range of $1,680 to $1,760 million. Nasdaq expects its 2022 non-GAAP tax rate to be in the range of 24.0% to 26.0%.

STRATEGIC AND BUSINESS UPDATES

•

Nasdaq and AWS partner to transform capital markets through benefits of a cloud-enabled infrastructure. Nasdaq and Amazon Web Services, Inc. (AWS) announced a multi-year partnership to build the next generation of cloud-enabled infrastructure for the world’s capital markets. Nasdaq will use a new edge computing solution that is co-designed by Nasdaq and AWS specifically for market structure. Beginning in 2022, Nasdaq plans to migrate its North American markets to AWS in a phased approach, starting with Nasdaq MRX, a U.S. options market.

•

Nasdaq’s annualized SaaS revenues in the fourth quarter of 2021 increased 43% year over year. Annualized SaaS revenues totaled $640 million in the fourth quarter of 2021, representing 34% of total company ARR, up from 28% in the fourth quarter of 2020. The 43% year over year increase in annualized SaaS revenues primarily reflects the inclusion of Verafin and strong growth in our surveillance and analytics businesses.

•

The Analytics offerings of eVestment and Solovis delivered a 41% increase in new sales in 2021 versus the prior year while the gross retention improved one percentage point. Our combined Analytics offerings including eVestment and Solovis saw continued strong user adoption across both asset owners and asset managers with combined new sales of $26 million in 2021, an increase of 41% versus 2020. There were 61 ETPs tracking Nasdaq indexes launched in 2021 with nearly $3 billion of AUM accumulated during the year, including the PHLX Semiconductor Index, and Hashdex products linked to the Nasdaq Crypto Index. In the fourth quarter of 2021, Nasdaq launched Data Fabric, a managed data solution built off Nasdaq Data Link to help investment management firms scale their data infrastructure with enhanced quality, governance and integrity.

•

The Nasdaq Stock Market led U.S. exchanges for IPOs during 2021 and featured nine of the ten largest U.S.-based IPOs by capital raised. The Nasdaq Stock Market led U.S. exchanges in 2021 with a 73% total win rate, reflecting a 76% win rate among operating companies[6] and a 71% win rate among SPACs. The Nasdaq Stock Market welcomed 1,000 new company listings in 2021, including 752 IPOs representing $181 billion in capital raised, while Nasdaq’s European exchanges welcomed 207 new listings. New listings in 2021 included the IPOs of Rivian, the largest by capital raised, and GlobalFoundries as well as 33 listing switches including Honeywell, Palo Alto Networks and Baker Hughes.

•

For the second consecutive year, Nasdaq led all exchanges in total traded U.S. options, inclusive of multiply-list equity options and index options products, while equity value traded on the Nasdaq Nordic markets reached their highest level since 2008. Nasdaq’s U.S. options market average daily number of contracts set a new annual record and totaled 12.8 million in 2021, an increase of 25% year over year. The average daily trading value of Nasdaq’s Nordic and Baltic main markets reached $4.7 billion, an increase of 10% year over year, and the highest since 2008.

[1]	Represents revenues less transaction-based expenses.
[2]	Constitutes revenues from Market Technology, Investment Intelligence and Corporate Platforms segments.
[3]

Annualized Recurring Revenue (ARR) for a given period is the annualized revenue derived from subscription contracts with a defined contract value. This excludes contracts that are not recurring, are one-time in nature or where the contract value fluctuates based on defined metrics. ARR is currently one of our key performance metrics to assess the health and trajectory of our recurring business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

[4]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.
[5]

U.S. GAAP operating expense and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

[6]	Operating companies exclude special purpose acquisition companies and when a special purpose acquisition company completes an acquisition.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income, and non-GAAP operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as those noted above, to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Organic revenue growth, organic change and organic impact are non-GAAP measures that reflect adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates, and (ii) the revenues, expenses and operating income associated with acquisitions and divestitures for the twelve month period following the date of the acquisition or divestiture. Reconciliations of these measures are described within the body of this release.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, ability to transition to new business models, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions, divestitures and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, the impact of the COVID-19 pandemic on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations.

Media Relations Contact	Investor Relations Contact
Will Briganti	Ed Ditmire, CFA

+1.646.964.8169	+1.212.401.8737
william.briganti@nasdaq.com	ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Market Technology	$131	$106	$463	$357
Investment Intelligence	288	245	1,076	898
Corporate Platforms	162	139	613	521
Market Services	885	962	3,707	3,818
Other Revenues	1	10	27	31

Total revenues	1,467	1,462	5,886	5,625
Transaction-based expenses:
Transaction rebates	(526)	(502)	(2,168)	(2,028)
Brokerage, clearance and exchange fees	(56)	(172)	(298)	(694)

Revenues less transaction-based expenses	885	788	3,420	2,903

Operating Expenses:
Compensation and benefits	238	205	938	786
Professional and contract services	43	40	144	137
Computer operations and data communications	49	42	186	151
Occupancy	28	26	109	107
General, administrative and other	19	43	85	142
Marketing and advertising	26	19	57	39
Depreciation and amortization	80	53	278	202
Regulatory	41	8	64	24
Merger and strategic initiatives	17	22	87	33
Restructuring charges	—	12	31	48

Total operating expenses	541	470	1,979	1,669

Operating income	344	318	1,441	1,234
Interest income	—	—	1	4
Interest expense	(31)	(24)	(125)	(101)
Net gain on divestiture of business	—	—	84	—
Other income	39	—	81	5
Net (loss) income from unconsolidated investees	(38)	(27)	52	70

Income before income taxes	314	267	1,534	1,212
Income tax provision	55	43	347	279

Net income attributable to Nasdaq	$259	$224	$1,187	$933

Per share information:
Basic earnings per share	$1.55	$1.36	$7.15	$5.67

Diluted earnings per share	$1.53	$1.34	$7.05	$5.59

Cash dividends declared per common share	$0.54	$0.49	$2.11	$1.94

Weighted-average common shares outstanding for earnings per share:
Basic	167.1	164.5	165.9	164.4
Diluted	169.7	167.3	168.4	166.9

Nasdaq, Inc.

Revenue Detail

(in millions)

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(unaudited)	(unaudited)	(unaudited)
MARKET TECHNOLOGY REVENUES
Anti Financial Crime Technology revenues	$72	$35	$247	$130
Marketplace Infrastructure Technology revenues	59	71	216	227

Total Market Technology revenues	131	106	463	357

INVESTMENT INTELLIGENCE REVENUES
Market Data revenues	104	102	414	399
Index revenues	130	97	459	324
Analytics revenues	54	46	203	175

Total Investment Intelligence revenues	288	245	1,076	898

CORPORATE PLATFORMS REVENUES
Listings Services revenues	104	83	387	307
IR & ESG Services revenues	58	56	226	214

Total Corporate Platforms revenues	162	139	613	521

MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing revenues	355	357	1,469	1,258
Transaction-based expenses:
Transaction rebates	(248)	(243)	(1,018)	(828)
Brokerage, clearance and exchange fees	(7)	(22)	(38)	(76)

Total net equity derivative trading and clearing revenues	100	92	413	354
Cash Equity Trading revenues	432	514	1,854	2,211
Transaction-based expenses:
Transaction rebates	(278)	(259)	(1,150)	(1,200)
Brokerage, clearance and exchange fees	(49)	(150)	(260)	(618)

Total net cash equity trading revenues	105	105	444	393
Fixed Income and Commodities Trading and Clearing revenues	15	14	59	53
Trade Management Services revenues	83	77	325	296

Total Net Market Services revenues	303	288	1,241	1,096

OTHER REVENUES	1	10	27	31

REVENUES LESS TRANSACTION-BASED EXPENSES	$885	$788	$3,420	$2,903

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	December 31, 2021	December 31, 2020
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$393	$2,745
Restricted cash and cash equivalents	29	37
Financial investments	208	195
Receivables, net	588	566
Default funds and margin deposits	5,911	3,942
Other current assets	294	175

Total current assets	7,423	7,660
Property and equipment, net	509	475
Goodwill	8,433	6,850
Intangible assets, net	2,813	2,255
Operating lease assets	366	381
Other non-current assets	571	358

Total assets	$20,115	$17,979

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$185	$175
Section 31 fees payable to SEC	62	224
Accrued personnel costs	252	227
Deferred revenue	329	235
Other current liabilities	115	121
Default funds and margin deposits	5,911	3,942
Short-term debt	1,018	—

Total current liabilities	7,872	4,924
Long-term debt	4,812	5,541
Deferred tax liabilities, net	406	502
Operating lease liabilities	386	389
Other non-current liabilities	234	187

Total liabilities	13,710	11,543

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	1,952	2,547
Common stock in treasury, at cost	(437)	(376)
Accumulated other comprehensive loss	(1,587)	(1,368)
Retained earnings	6,465	5,628

Total Nasdaq stockholders’ equity	6,395	6,433
Noncontrolling interests	10	3

Total equity	6,405	6,436

Total liabilities and equity	$20,115	$17,979

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
U.S. GAAP net income attributable to Nasdaq	$259	$224	$1,187	$933
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	54	26	170	103
Merger and strategic initiatives expense (2)	17	22	87	33
Restructuring charges (3)	—	12	31	48
Net gain on divestiture of business (4)	—	—	(84)	—
Net loss (income) from unconsolidated investees (5)	37	27	(52)	(70)
Regulatory matters (6)	33	—	33	(6)
Extinguishment of debt (7)	—	—	33	36
Charitable donations (8)	—	—	—	17
Provision for notes receivable (8)	—	—	—	6
Other (8)	(36)	4	(71)	14

Total non-GAAP adjustments	105	91	147	181
Non-GAAP adjustment to the income tax provision (9)	(36)	(44)	(61)	(77)
Excess tax benefits related to employee share-based compensation	—	(3)	—	(6)

Total non-GAAP adjustments, net of tax	69	44	86	98

Non-GAAP net income attributable to Nasdaq	$328	$268	$1,273	$1,031

U.S. GAAP diluted earnings per share	$1.53	$1.34	$7.05	$5.59
Total adjustments from non-GAAP net income above	0.40	0.26	0.51	0.59

Non-GAAP diluted earnings per share	$1.93	$1.60	$7.56	$6.18

Weighted-average diluted common shares outstanding for earnings per share:	169.7	167.3	168.4	166.9

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and amount of such expenses vary significantly based on the size, timing and complexity of the transaction.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represented a fundamental shift in our strategy and technology as well as executive re-alignment and were excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life as well as third party consulting costs. The restructuring program ended as of June 30, 2021.

(4)

For the year ended December 31, 2021, we recorded a pre-tax net gain of $84 million on the sale of our U.S. Fixed Income business, which is included in net gain on divestiture of business in the Condensed Consolidated Statements of Income.

(5)

Represents the earnings and losses recognized from our equity interest in the Options Clearing Corporation, or OCC. We will continue to exclude the earnings and losses related to our share of OCC’s earnings for purposes of calculating non-GAAP measures as our income on this investment may vary significantly period to period. This provides a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(6)

In December 2021, we recorded a $33 million charge related to a decision made by the Swedish Administrative court rejecting an appeal by Nasdaq Clearing to dismiss an administrative fine imposed by the Swedish Financial Supervisory Authority, or SFSA, associated with the default of a member of the Nasdaq Clearing commodities market that occurred in 2018. Nasdaq Clearing has appealed the court’s recent decision and firmly believes in the merits of its appeal. For the year ended December 31, 2020, we recorded a $6 million reversal of a regulatory fine issued by the SFSA. Both charges were recorded to regulatory expense in our Condensed Consolidated Statements of Income.

(7)

For the years ended December 31, 2021 and December 31, 2020, represents a loss on early extinguishment of debt. The charge for all periods is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(8)

We have excluded certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. For the three months and year ended December 31, 2021, these significant items primarily relate to gains from sales of strategic investments entered into through our corporate venture program recorded in other income in our Condensed Consolidated Statements of Income. For the three months and year ended December 31, 2020, these significant items primarily included charges associated with duplicative rent and impairment of leasehold assets related to our global headquarters move recorded in occupancy and depreciation and amortization expense in our Condensed Consolidated Statements of Income. The year ended December 31, 2020 also included a provision for notes receivable associated with the funding of technology development for the consolidated audit trail recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income, charitable donations made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities, which are recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(9)

The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment. In addition, for the three months and year ended December 31, 2021, we recorded a tax benefit related to state and local provision to return adjustments and a release of tax reserves due to statute of limitation expiration. For the year ended December 31, 2021, we also recorded a prior year tax benefit, net of reserve. In addition, for the three months and year ended December 31, 2020, we recorded a tax benefit related to favorable audit settlements, a release of tax reserves due to statute of limitation expiration, partially offset with an increase to certain tax reserves related to certain tax filings. For the year ended December 31, 2020, we also recorded a tax benefit on compensation related deductions determined to be allowable.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
U.S. GAAP operating income	$344	$318	$1,441	$1,234
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	54	26	170	103
Merger and strategic initiatives expense (2)	17	22	87	33
Restructuring charges (3)	—	12	31	48
Extinguishment of debt (4)	—	—	33	36
Regulatory matters (5)	33	—	33	(6)
Charitable donations (6)	—	—	—	17
Provision for notes receivable (6)	—	—	—	6
Other (6)	3	4	9	18

Total non-GAAP adjustments	107	64	363	255

Non-GAAP operating income	$451	$382	$1,804	$1,489

Revenues less transaction-based expenses	$885	$788	$3,420	$2,903
U.S. GAAP operating margin (7)	39%	40%	42%	43%
Non-GAAP operating margin (8)	51%	48%	53%	51%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and amount of such expenses vary significantly based on the size, timing and complexity of the transaction.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represented a fundamental shift in our strategy and technology as well as executive re-alignment and were excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life as well as third party consulting costs. The restructuring program ended as of June 30, 2021.

(4)

For the year ended December 31, 2021 and December 31, 2020, we recorded a loss on early extinguishment of debt. The charge for all periods is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

In December 2021, we recorded a $33 million charge related to a decision made by the Swedish Administrative court rejecting an appeal by Nasdaq Clearing to dismiss an administrative fine imposed by the SFSA associated with the default of a member of the Nasdaq Clearing commodities market that occurred in 2018. Nasdaq Clearing has appealed the court’s recent decision and firmly believes in the merits of its appeal. For the year ended December 31, 2020, we recorded a $6 million reversal of a regulatory fine issued by the SFSA. Both charges were recorded to regulatory expense in our Condensed Consolidated Statements of Income.

(6)

We have excluded certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. For the three months and year ended December 31, 2020, these significant items primarily included charges associated with duplicative rent and impairment of leasehold assets related to our global headquarters move recorded in occupancy and depreciation and amortization expense in our Condensed Consolidated Statements of Income. The year ended December 31, 2020 also included a provision for notes receivable associated with the funding of technology development for the consolidated audit trail recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income, charitable donations made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities, which are recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(7)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(8)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
U.S. GAAP operating expenses	$541	$470	$1,979	$1,669
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(54)	(26)	(170)	(103)
Merger and strategic initiatives expense (2)	(17)	(22)	(87)	(33)
Restructuring charges (3)	—	(12)	(31)	(48)
Extinguishment of debt (4)	—	—	(33)	(36)
Regulatory matters (5)	(33)	—	(33)	6
Charitable donations (6)	—	—	—	(17)
Provision for notes receivable (6)	—	—	—	(6)
Other (6)	(3)	(4)	(9)	(18)

Total non-GAAP adjustments	(107)	(64)	(363)	(255)

Non-GAAP operating expenses	$434	$406	$1,616	$1,414

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and amount of such expenses vary significantly based on the size, timing and complexity of the transaction.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represented a fundamental shift in our strategy and technology as well as executive re-alignment and were excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life as well as third party consulting costs. The restructuring program ended as of June 30, 2021.

(4)

For the year ended December 31, 2021 and December 31, 2020, we recorded a loss on early extinguishment of debt. The charge for all periods is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

In December 2021, we recorded a $33 million charge related to a decision made by the Swedish Administrative court rejecting an appeal by Nasdaq Clearing to dismiss an administrative fine imposed by the SFSA associated with the default of a member of the Nasdaq Clearing commodities market that occurred in 2018. Nasdaq Clearing has appealed the court’s recent decision and firmly believes in the merits of its appeal. For the year ended December 31, 2020, we recorded a $6 million reversal of a regulatory fine issued by the SFSA. Both charges were recorded to regulatory expense in our Condensed Consolidated Statements of Income.

(6)

We have excluded certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. For the three months and year ended December 31, 2020, these significant items primarily included charges associated with duplicative rent and impairment of leasehold assets related to our global headquarters move recorded in occupancy and depreciation and amortization expense in our Condensed Consolidated Statements of Income. The year ended December 31, 2020 also included a provision for notes receivable associated with the funding of technology development for the consolidated audit trail recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income, charitable donations made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities, which are recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
Market Technology
Order intake (in millions) (1)	$142	$37	$378	$240
Annualized recurring revenues (in millions) (2)	$428	$283	$428	$283

Investment Intelligence
Number of licensed exchange traded products (ETPs)	362	339	362	339
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$424	$359	$424	$359
TTM (3) net inflows ETP AUM tracking Nasdaq indexes (in billions)	$74	$46	$74	$46
TTM (3) net appreciation ETP AUM tracking Nasdaq indexes (in billions)	$83	$80	$83	$80

Corporate Platforms
Initial public offerings
The Nasdaq Stock Market (4)	195	142	752	316
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	63	24	174	45
Total new listings
The Nasdaq Stock Market (4)	266	199	1,000	454
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	75	34	207	67
Number of listed companies
The Nasdaq Stock Market (6)	4,178	3,392	4,178	3,392
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	1,235	1,071	1,235	1,071

Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	38.6	30.6	37.2	27.7
Nasdaq PHLX matched market share	11.8%	13.5%	12.4%	12.7%
The Nasdaq Options Market matched market share	8.1%	9.0%	8.1%	9.8%
Nasdaq BX Options matched market share	2.0%	0.2%	1.4%	0.2%
Nasdaq ISE Options matched market share	6.6%	7.6%	6.6%	7.8%
Nasdaq GEMX Options matched market share	2.5%	6.4%	4.3%	5.6%
Nasdaq MRX Options matched market share	1.8%	1.1%	1.6%	0.7%

Total matched market share executed on Nasdaq’s exchanges	32.8%	37.8%	34.4%	36.8%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (8)	288,327	275,686	287,182	320,204

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	10.8	10.5	11.4	10.9
Matched share volume (in billions)	118.6	115.4	491.9	508.3
The Nasdaq Stock Market matched market share	16.0%	15.9%	15.8%	16.8%
Nasdaq BX matched market share	0.6%	0.7%	0.6%	0.9%
Nasdaq PSX matched market share	0.6%	0.6%	0.7%	0.6%

Total matched market share executed on Nasdaq’s exchanges	17.2%	17.2%	17.1%	18.3%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	34.8%	33.7%	34.9%	31.8%

Total market share (9)	52.0%	50.9%	52.0%	50.1%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	1,045,996	961,924	1,036,523	933,822
Total average daily value of shares traded (in billions)	$6.5	$5.9	$6.4	$5.6
Total market share executed on Nasdaq’s exchanges	75.6%	79.4%	76.9%	78.1%

Fixed Income and Commodities Trading and Clearing
Fixed Income
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	119,738	96,006	115,308	103,379
Commodities
Power contracts cleared (TWh) (10)	181	286	813	956

(1)	Total contract value of orders signed during the period, excluding Verafin.
(2)

Annualized Recurring Revenue, or ARR, for a given period is the annualized revenue of Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our recurring business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts during the reporting period used in calculating ARR may or may not be extended or renewed by our customers.

(3)	Trailing 12-months.
(4)

New listings include IPOs, including issuers that switched from other listing venues, closed-end funds and separately listed ETPs. For the three months ended December 31, 2021, of the 195 IPOs, 123 were SPACs. For the three months ended December 31, 2020, of the 142 IPOs, 77 were SPACs. For the year ended December 31, 2021, of the 752 IPOs, 433 were SPACs. For the year ended December 31, 2020, of the 316 IPOs, 132 were SPACs.

(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 441 ETPs as of December 31, 2021, and 412 as of December 31, 2020.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(8)	Includes Finnish option contracts traded on Eurex for which Nasdaq and Eurex have a revenue sharing arrangement.
(9)

Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(10)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).